EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of the 16th day of September, 2008 (the “Commencement Date”), by and between United Fuel & Energy Corporation, a Nevada corporation on behalf of itself and any and all subsidiaries (together, the “Company”), and William C. Bousema (“Employee”).

In consideration of the mutual covenants and agreements set forth below, it is hereby covenanted and agreed by the Company and Employee as follows:

1.  Employment Term. This Agreement will remain in effect from the Commencement Date and shall end on the date that is the first anniversary of the Commencement Date unless this Agreement is earlier terminated in accordance with its express terms (the “Initial Term”); provided, however, that upon the expiration of the Initial Term, and on each anniversary of the Commencement Date thereafter, the term of this Agreement shall automatically extend for an additional one-year term (each a “Renewal Term,” and together with the Initial Term, the “Employment Term”) unless (a) either Party gives the other Party three (3) months’ written notice of its desire not to extend this Agreement prior to the expiration of the Initial Term or Renewal Term, as applicable, or (b) this Agreement is earlier terminated in accordance with its express terms.

2.  Position. During the Employment Term, Employee shall serve in the position of Executive Vice President and Chief Financial Officer.

3.  Duties. During the Employment Term, Employee shall devote all of his business time, attention and energies to the performance of his duties hereunder. As Chief Financial Officer, Employee will have such duties and responsibilities as determined by Company’s Board of Directors and Chief Executive Officer consistent with the Company’s Bylaws. If requested by Company, Employee will serve as an officer or director of any subsidiary of Company without additional compensation. Employee will devote his full business energies and abilities and all of his business time to the performance of his duties hereunder and will not, without the Company’s prior written consent, render to others any service of any kind (whether or not for compensation) that, in the Company’s sole but reasonable judgment, would interfere with the full performance of his duties hereunder. Notwithstanding the foregoing, Employee is permitted to spend reasonable amounts of time to manage his personal financial and legal affairs and, with the Company’s consent which will not be unreasonably withheld, to serve on civic, charitable, not-for-profit, industry or corporate boards or advisory committees, provided that such activities, individually and collectively, do not materially interfere with the performance of Employee’s duties hereunder. In no event will Employee engage in any activities that could reasonably create a conflict of interest or the appearance of a conflict of interest. Employee shall be subject to the Company’s policies, procedures and approval practices, as generally in effect from time to time.

4.  Compensation and Benefits. During the Employment Term, the Company shall pay and provide Employee with the following:

(a)  Base Salary. The Company shall pay Employee an initial base salary at a monthly rate of Twenty Thousand Eight Hundred Thirty Three Dollars and Thirty Three Cents ($20,833.33) (the “Monthly Salary”) equaling an annual salary of Two Hundred Fifty Thousand Dollars and No Cents ($250,000.00) (the “Base Salary), payable in accordance with its normal payroll practices, as in effect from time to time. The Base Salary is first subject to review within the first three (3) months after the end of the fiscal year ending December 31, 2008 and, thereafter, subject to periodic review not less frequently than annually within the first three (3) months after the end of the next successive fiscal year, and to increase (but not decrease) as approved by the Compensation Committee of the Board (“Compensation Committee”), or, if the Board desires to approve increases to the Base Salary, the Board, in the sole discretion of the Compensation Committee or the Board, as applicable.

(b)  Incentive Bonuses. During the term of Employee’s employment under this Agreement, Employee will be eligible to participate in all bonus plans applicable to senior executives of the Company established by the Board or the Compensation Committee, if any, subject to the terms and conditions of any such plans. The target amount of incentive bonuses will be determined by the Board or the Compensation Committee, and will be tied to the Company’s achievement of financial objectives established by the Board or the Compensation Committee and individual performance objectives to be established annually by the Compensation Committee. For the avoidance of doubt, incentive bonuses will be payable only if financial and performance objectives established by the Board and/or the Compensation Committee are achieved. Employee must be employed by the Company as of the eligibility date established by the Compensation Committee for a given fiscal year to be eligible for consideration for an incentive bonus for that year. Incentive bonuses will be paid out according to the terms of the applicable bonus plan, if any, but in no event later than March 15 of the year that immediately follows the fiscal year to which the bonus relates.

(c)  Discretionary Bonus. Employee shall also be eligible to receive an annual discretionary bonus. The bonus will be determined at the sole discretion of the Compensation Committee or the Board based on Employee’s performance during the twelve month period ending September 30th of each year or other annual period determined by the Board or Compensation Committee.

(d)  Equity Incentive Grants.

(i)  Stock Options. As will be evidenced by a separate stock option agreement in substantially the form attached hereto as Exhibit A, the Company shall grant to Employee an incentive stock option on the Commencement Date or as soon as administratively feasible thereafter, to purchase 150,000 shares of the Company’s common stock pursuant to the Company’s 2005 Equity Incentive Plan (the “2005 Plan”) . The option will vest in twelve (12) equal quarterly installments with an exercise price equal to the Fair Market Value of the Company’s common stock (as defined in the 2005 Plan) on the Commencement Date or the actual date of grant if the grant occurs after the Commencement Date.

(ii)  Restricted Stock. As will be evidenced by a separate restricted stock agreement in substantially the form attached hereto as Exhibit B, the Company shall grant to Employee pursuant to the 2005 Plan 150,000 shares of the Company’s common stock on the Commencement Date or as soon as administratively feasible thereafter. The restricted stock shall be subject to forfeiture, and will vest in twelve (12) equal quarterly installments.

(iii)  Additional Equity Interests. Employee shall be eligible to receive such additional stock options and restricted stock as the Board or Compensation Committee may determine in its reasonable discretion based on Company and individual performance criteria to be mutually agreed upon by Employee and the Company.

(e)  Benefits.Employee shall be eligible to participate in the employee benefit plans and programs generally provided to its employees, and in all benefit plans and programs afforded to senior or executive management employees, in accordance with the terms thereof, as in effect and as amended from time to time, including the Company’s health benefit plan, vacation, sick leave and any other allowed absences, paid or unpaid.

(f)  Expenses. Upon submission of appropriate documentation, the Company shall reimburse Employee for all previously approved, reasonable business expenses incurred in connection with the performance of his duties hereunder in accordance with the Company’s expense reimbursement policies, as in effect from time to time.

(g)  Termination of Employment. This Agreement may be terminated upon the following terms:

(i)  Termination Upon Death. If Employee should die during the Employment Term, this Agreement will terminate on the date of death.

(ii)  Termination Upon Disability. This Agreement shall automatically terminate upon the Employee’s Disability. “Disability” means that the (i) Employee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) Employee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employee’s of Company; (iii) Employee is determined to be totally disabled by the Social Security Administration; or (iv) Employee is determined to be disabled in accordance with the disability insurance program under which the Company has provided disability insurance to the Employee, provided that the definition of disability applied under such disability insurance program complies with the requirements of Treasury Regulation Section 1.409A-3(i)(4). Nothing in this Paragraph relieves the Company of any of its obligations of reasonable accommodation under the Americans with Disabilities Act.

(iii)  Termination by Company With Cause. Company will be entitled to terminate Employee’s employment at any time for Cause. “Cause” will constitute any one of the following:

(1)  Employee’s demonstrated and material neglect of or failure or refusal to perform the material duties of his position, or failure to follow the reasonable and lawful instructions of the Board or the Chief Executive Officer (other than a failure resulting from a Disability);

(2)  Employee engaging in willful, reckless, or grossly negligent misconduct that the Board reasonably determines has caused, is causing or reasonably is likely to cause harm that is materially injurious to the Company, monetarily or otherwise;

(3)  Employee’s conviction of, or plea of guilty or nolo contender to, a felony or a crime involving moral turpitude, other than a traffic offense that is not punishable by a sentence of incarceration or a felony related to hunting live game, except for felonies pertaining to acts of poaching, criminal trespass or violations of federal or state weapons or firearms laws;

(4)  Employee commits an act of fraud, misappropriation, or personal dishonesty (in each case, that is not de minimus) that the Board reasonably determines has caused, is causing, or reasonably is likely to cause harm to the Company; and

(5)  Employee commits a material breach of this Agreement and fails to cure such breach within thirty (30) days from the date that the Company gives notice thereof to Employee identifying the provision of this Agreement that the Company has determined has been breached.

Termination pursuant to Section 4(g)(iii)(1) above shall be effective only if such instances of neglect, failure or refusal continue after Employee has been given written notice thereof by the Company, and Employee is given fifteen (15) days after the receipt of such notice to present his position to the Board or to cure the same.

(iv)  Termination by Company Without Cause. Company may at any time terminate Employee's employment without Cause.

(v)  Resignation for Good Reason. Employee may terminate this Agreement for Good Reason (as defined below) by giving written notice of such termination, which termination will become effective on the thirtieth (30th) day following receipt by the Company. As used in this Agreement, “Good Reason” shall mean any one of the following: (i) a material reduction in Employee’s Base Salary and/or a material failure to provide the benefits required in Section 4; (ii) any other action or inaction that constitutes a material breach by the Company of this Agreement; (iii) a material diminution in Employee’s authority, duties or responsibilities such that they are materially inconsistent with his position as Chief Financial Officer of the Company; (iv) relocation of the Company’s headquarters to a location more than thirty (30) miles from 1800 Katella Avenue in Anaheim, California; and (v) in the event of a Change in Control (as defined below), failure of the successor to the Company or to the Company’s business (A) to offer Employee the position of Chief Financial Officer of the successor company, reporting only to the board of directors and/or the chief executive officer of the successor to the Company, with duties, responsibilities, compensation and benefits materially similar to those enjoyed by Employee immediately preceding the Change in Control, or (B) to assume the obligations of the Company under and to become a party to this Agreement, provided that no termination for Good Reason shall be effective until Employee has given the Company written notice (pursuant to Section 8(g) below) within sixty (60) days of the initial occurrence of any of the foregoing specifying the event or condition constituting the Good Reason and the specific reasonable cure requested by Employee, the Company has failed to cure the occurrence within thirty (30) days of receiving written notice from Employee, and Employee resigns within six (6) months following the initial occurrence. In the event of a termination for Good Reason, Employee will be entitled to the Accrued Benefits and the Severance Benefits, on the same conditions as would apply to Employee if he were terminated without cause on or after the 91st day of the Initial Term.

As used in this Agreement, a “Change in Control” shall mean any of the following events:

(1)  the acquisition by any Group or Person (as such terms are defined in Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), other than (A) a trustee or other fiduciary holding securities of the Company under an employee benefit plan of the Company, (B) an entity in which the Company directly or indirectly beneficially owns fifty percent (50%) or more of the voting securities of such entity (an “Affiliate”), or (C) Frank Greinke or an affiliate of Frank Greinke, of any securities of the Company, immediately after which such Group or Person has beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of more than fifty percent (50%) of (X) the outstanding shares of Common Stock or (Y) the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors;

(2)  the Company (and/or its subsidiaries) is a party to a merger or consolidation with a Person, or series or related transactions, with a Person other than an Affiliate, which results in the holders of voting securities of the Company outstanding immediately before such merger or consolidation failing to continue to represent (either by remaining outstanding or being converted into voting securities of the surviving entity) more than fifty percent (50%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation; or

(3)  all or substantially all of the assets of the Company and its subsidiaries are, in any transaction or series of transactions, sold or otherwise disposed of (or consummation of any transaction, or series of related transactions, having similar effect , other than to an Affiliate;

provided, however, that in no event shall a “Change in Control” be deemed to have occurred for purposes of this Agreement solely because the Company engages in an internal reorganization, which may include a transfer of assets to, or a merger or consolidation with, one or more Affiliates.

(vi)  Voluntary Resignation without Good Reason. In the event that Employee resigns without Good Reason as defined above in Section 4(v), Employee will be entitled only to the Accrued Benefits through the termination date. The Company will have no further obligation to pay any compensation of any kind (including without limitation any bonus or portion of a bonus that otherwise may have become due and payable to Employee with respect to the year in which such termination date occurs), or severance payments of any kind.

5.  Payments and Benefits upon any Expiration or Termination. Upon termination of employment, the Company shall provide Employee with the payments and benefits set forth in this Section 5. Upon termination of employment for any reason, Employee shall also resign (and shall be deemed to have resigned) any officerships, directorships or other positions that he then holds with the Company or any of its affiliates.

(a)  General. Upon the termination of Employee’s employment for any reason, the Company shall pay and provide Employee (or, in the case of his death, his surviving spouse or, if none, his estate) with the following amounts and benefits: (i) all earned but unpaid compensation, including accrued unpaid vacation) through the effective date of termination, payable on or before the termination date; (ii) any previously awarded but unpaid cash bonuses, payable on or before the termination date; (iii) reimbursement for all un-reimbursed business expenses incurred on or prior to the date of termination to which Employee would be otherwise entitled; and (iv) continued coverage under the Company’s insurance benefit plans through the termination date and such other benefits to which he may be entitled pursuant to the Company’s benefit plans (other than any severance plan). The payments and benefits set forth in this Section 5(a) shall be referred to as the “Accrued Benefits.”

(b)  Special Benefits Upon Death or Disability. Upon the termination of Employee’s employment in the event of Employee’s death or disability pursuant to Sections 4(g)(i) or (ii) above, the stock option described in Section 4(d)(i) above shall fully vest and become exercisable by Employee’s legal representative or authorized assignee for a period of no more than six (6) months following Employee’s date of death and the restrictions shall immediately lapse with respect to the restricted stock grant described in Section 4(d)(ii) above.

(c)  Special Benefits Upon Termination Without Cause or for Good Reason. Upon the Company’s termination of Employee’s employment without Cause pursuant to Section 4(g)(iv) above or upon Employee’s termination of Employee’s employment for Good Reason pursuant to Section 4(g)(v) above, the stock option described in Section 4(d)(i) above shall remain exercisable by Employee for a period of no more than twelve (12) months following the date of termination to the extent such option was vested and exercisable as of the date of termination. In addition, upon the Company’s termination of Employee’s employment without Cause pursuant to Section 4(g)(iv) above on or after the 91st day of the Initial Term or at any time during any Renewal Term or upon Employee’s termination of Employee’s employment for Good Reason pursuant to Section 4(g)(v) above on or after the 91st day of the Initial Term or at any time during any Renewal Term, the Company will also (i) continue to pay Employee the equivalent of the Base Salary he would have earned over the next twelve (12) months following the termination date (less necessary withholdings and authorized deductions) at his current Base Salary (the “Severance Payment”), payable in equal monthly installments over the twelve (12) months following the termination date (the “Severance Period”), in accordance with the Company’s regular payroll practices, as in effect from time to time, subject to Section 7(b) below; (ii) reimburse Employee the amount of any insurance premiums actually paid by Employee to retain group health insurance coverage as of the termination date for the Employee and his eligible dependents pursuant to Consolidated Omnibus Budget Reconciliation Act of 1986 (COBRA) for a period of up to twelve (12) months following the date of termination; and (iii) immediately vest the number of outstanding unvested options and shares of restricted stock granted to Employee pursuant to Sections 4(d)(i) and 4(d)(ii). The payments and benefits set forth in this Section 5(c)(i)-(iii) shall be referred to as the “Severance Benefits.”

(d)  No Further Benefits. Other than as expressly provided in this Agreement, from and after the date of termination, Employee shall not be entitled to any other payments or benefits in connection with his employment and/or the termination thereof, and shall have no further right to receive compensation or other consideration from the Company.

6.  Confidential Information. Prior to the execution of this Agreement, the Company has, and following the executing this Agreement, the Company will provide Employee with some or all of the Company’s various trade secrets and confidential or proprietary information. “Confidential Information” means information relating to the Company, it’s business or operations that the Company takes reasonable efforts to keep confidential, including the following: (i) information relating to the Company’s business, operations, assets, liabilities or financial condition; (ii) information regarding the Company’s pricing, sales, merchandising, marketing, capital expenditures, costs, joint ventures, business alliances, purchasing or manufacturing; (iii) information regarding the Company’s employees or representatives, including their identities, responsibilities, competence and compensation; (iv) information regarding the Company’s current or prospective customers; (v) information regarding the Company’s current or prospective vendors, suppliers, competitors, distributors or other business partners; (vi) trading positions, forecasts, projections, budgets and business plans regarding the Company; (vii) information regarding the Company’s planned or pending acquisitions, divestitures or other business combinations; (viii) the Company’s trade secrets and proprietary information, including strategies (including investment and trading strategies), potential investments, trades and trading positions, and company, commodity and industry research information; (ix) technical information, patent disclosures and applications, copyright applications, sketches, drawings, blueprints, models, know-how, discoveries, inventions, improvements, techniques, processes, business methods, equipment, algorithms, software programs, software source documents and formulae, in each case regarding the Company’s current, future or proposed products or services (including information concerning the Company’s research, experimental work, development, design details and specifications, and engineering); (x) information regarding the Company’s web site designs, web site content, proposed domain names, and data bases; (xi) confidential information received by the Company belonging to third parties which the Company is required to keep confidential; and, (xii) any of the foregoing which may be developed by Employee incident to his duties with the Company. Notwithstanding anything herein to the contrary, the following information shall not be deemed to constitute Confidential Information and Employee shall have no obligation with respect to such information which:

(i)  is or becomes publicly known or available through no fault or wrongful act of Employee;

(ii)  is rightfully received from a third party without restriction and without breach of this Agreement;

(iii)  is approved for release by written authorization of the Company.

Employee agrees that all Confidential Information, whether prepared by Employee or otherwise, coming into his possession, shall remain the exclusive property of the Company. Employee further agrees that he shall not, without the prior written consent of the Company, use or disclose to any third party any of the Confidential Information described herein, directly or indirectly, either during Employee’s employment with the Company or at any time following the termination of Employee’s employment with the Company. Employee understands and acknowledges that the disclosure or use of the Confidential Information described herein in violation of this Agreement may damage the Company or its affiliates and is prohibited by the law.

Upon termination of this Agreement, Employee agrees that all Confidential Information and other files, documents, materials, records, notebooks, customer lists, business proposals, contracts, agreements and other repositories containing information concerning the Company or the businesses of the Company (including all copies thereof) in Employee’s possession, custody or control, whether prepared by Employee or others, shall remain with or be returned to the Company promptly (within five (5) business days) after the termination of Employee’s employment. Employee also agrees not to use any Confidential Information for the benefit of Employee or any third party. All Confidential Information that cannot be returned upon the termination of Employee’s employment, e.g., information residing on magnetic or electronic media belonging to Employee, shall be destroyed and its destruction certified by Employee under penalty of perjury and to the reasonable satisfaction of the Company. It is not a breach of this Agreement for Employee to disclose Confidential Information pursuant to an order of a court or other governmental or legal body. Nothing in this Agreement, however, shall prohibit Employee from using or disclosing Confidential Information (A) to the extent required by law, or (B) while employed by the Company to the extent necessary in furtherance of Employee’s duties to the Company. If Employee is required by applicable law to disclose any Confidential Information, then, to the extent permitted by law, Employee shall (1) provide the Company with prompt notice before such disclosure so that the Company may attempt to obtain a protective order or other assurance that confidential treatment will be accorded such information and (2) cooperate with the Company in attempting to obtain such order or assurance.

7.  Taxes.

(a)  Withholdings. The Company may withhold from any compensation and benefits payable under this Agreement all federal, state, city and other taxes or amounts as shall be determined by the Company to be required to be withheld pursuant to applicable laws, or governmental regulations or rulings. Employee shall be solely responsible for the satisfaction of any taxes (including employment taxes imposed on employees and penalty taxes on nonqualified deferred compensation).

(b)  Section 409A Compliance.

(i)  Section 409A Six-Month Delay Rule. If any amounts that become due under this Agreement on account of Employee’s termination of employment constitute “nonqualified deferred compensation” within the meaning of Code section 409A (“Section 409A”), payment of such amounts shall not commence until Employee experiences a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h). If, at the time of Employee’s separation from service, Employee’s is a “specified employee” (under Section 409A), any such amounts will not be paid until after the first business day of the seventh (7th) month after Employee’s separation from service (the “409A Suspension Period”). Within fourteen (14) calendar days after the end of the 409A Suspension Period, Employee shall be paid a lump sum payment in cash equal to any payments delayed because of the preceding sentence, together with interest on them for the period of delay at a rate equal to the average prime interest rate published in the Wall Street Journal on any day chosen by the Company during that period. Thereafter, Employee shall receive any remaining benefits as if there had not been an earlier delay.

(ii)  Interpretation. This Agreement is intended to comply with or be exempt from Section 409A, and the Company shall have complete discretion to interpret and construe this Agreement and any associated documents in any manner that establishes an exemption from (or otherwise conforms them to) the requirements of Section 409A. To the extent that any regulations or other guidance issued under Section 409A (after application of the previous sentence) would result Employee being subject to the payment of interest or any additional tax under Section 409A, the parties agree, to the extent reasonably possible, to amend this Agreement in order to avoid the imposition of any such interest or additional tax under Section 409A, which such amendment shall have the minimum economic effect necessary and be reasonably determined in good faith by Employee and the Company, provided it does not increase the overall expense to the Company in providing the benefits.

8.  General

(a)  Governing Law; Jurisdiction. The laws of the State of California shall govern the validity, performance, enforcement, interpretation, and other aspects of this Agreement, notwithstanding any state’s choice of law provisions to the contrary. Any proceeding arising from or in connection with this Agreement shall be conducted in Orange County, California.

(i)  Subject to the rights of any party to seek a temporary restraining order or injunctive relief from a court of competent jurisdiction, and without waiving the same, the parties agree that all disputes, controversies or claims that may arise among them (including their agents and employees) whether sounding in contract, statute, tort, fraud, misrepresentation, discrimination or any other legal theory relating to or involving the construction, performance or breach of this Agreement or Employee’s employment with the Company, including, without limitation, (i) any claims arising out of or relating to this Agreement or the breach, termination or invalidity thereof, (ii) any claim arising out of the termination of Employee’s employment, or (iii) any claim for discrimination (e.g., sex, sexual harassment, race, national origin, age, color, religion or disability), retaliation, whether statutory or otherwise, e.g., claims under the Fair Labor Standards Act, the Family and Medical Leave Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act or any other similar federal, state or local law, or alleged violations of public policy, shall be settled by arbitration conducted by one arbitrator mutually agreeable to the parties to such dispute.  In the event that, within 60 days after submission of any dispute to arbitration the parties cannot mutually agree on one arbitrator, then the parties shall arrange for American Arbitration Association (“AAA”) to designate a single arbitrator in accordance with the rules of AAA.  The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including the respective expenses of each party, the fees of the arbitrator and the administrative fee of the AAA.  The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator to discover from the opposing parties all information reasonably calculated to lead to the discovery of admissible evidence.  The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification.  The decision of the arbitrator with respect to such dispute shall be final, binding and conclusive upon the parties provided that such decision shall address all claims and defenses asserted by the parties, shall not be contrary to law, shall be written, shall be supported by written findings of fact as all material facts whose existence or non-existence was proved to the satisfaction of or otherwise relied upon by the arbitrator in making his or her decision, and shall set forth the award, judgment, decree or other award of the arbitrator.  All payments required by the arbitrator shall be made within 30 days after the decision of the arbitrator is rendered.  Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction.  The Company, Employee and the arbitrator, shall maintain in strict confidence all matters relating to any arbitration proceeding pursuant hereto (including, without limitation, the fact that the arbitration is or was ongoing, the facts or allegations in such arbitration proceeding and the decision of the arbitrator and the written findings of fact and conclusions of such arbitrator); provided, however, the Company and the Employee (and each employee, representative, or other agent of such Partner) may disclose such information (i) to the extent, and only the extent, required under applicable law or necessary to protect or pursue any legal right of such party (e.g., in an action to enforce an award by an arbitrator) or (ii) to its representatives who need to know in connection with the provision of services to the Company or the Employee, as the case may be (e.g., attorneys, accountants in the preparation of filings before the Securities and Exchange Commission, tax returns, etc.), and agree to maintain such confidentiality.

(ii)  EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY DISPUTE OF ANY NATURE WHATSOEVER THAT MAY ARISE BETWEEN THEM, INCLUDING, BUT NOT LIMITED TO, THOSE DISPUTES RELATING TO OR INVOLVING, IN ANY WAY THE CONSTRUCTION, PERFORMANCE OR BREACH OF THIS AGREEMENT OR ANY OTHER AGREEMENT BETWEEN THE PARTIES, THE PROVISIONS OF ANY FEDERAL, STATE OR LOCAL LAW, REGULATION OR ORDINANCE NOTWITHSTANDING. By execution of this Agreement, each of the parties hereto acknowledges and agrees that such party has had an opportunity to consult with legal counsel and that such party knowingly and voluntarily waives any right to a trial by jury of any dispute pertaining to or relating in any way to the transactions contemplated by this Agreement, the provisions of any federal, state or local law, regulation or ordinance notwithstanding.

(b)  Indemnification and Insurance. The Company will indemnify Employee to the fullest extent permitted by the laws of the State of Nevada, as more fully described in the Indemnification Agreement dated as of the Commencement Date, the form of which is attached hereto as Exhibit C. While employed by the Company, and thereafter to the extent provided to the Company’s other senior executives, the Company shall, at its cost, provide insurance coverage to Employee at least to the same extent as other senior executives of the Company with respect to (i) officers and directors liability, (ii) errors and omissions and (iii) general liability. The foregoing rights conferred upon Employee shall not be exclusive of any other right which Employee may have or hereafter may acquire under any statute, provision of the certificate of incorporation or bylaws of the Company, agreement, vote of the stockholders or directors or otherwise.

(c)  Assignment; Binding Nature. This Agreement shall be binding upon, and shall inure to the benefit of, Employee and his estate, but Employee may not assign or pledge this Agreement or any rights arising under it, except to the extent permitted under the terms of the benefit plans in which he participates. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company shall require any successor (whether direct or indirect, by purchase, merger, reorganization, sale, transfer of stock, consideration or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no succession had taken place. As used in this Agreement, “Company” means the Company as hereinbefore defined and any successor to its business and/or assets (by merger, purchase or otherwise as provided in this Section 8 which executes and delivers the agreement provided for in this Section 8 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law. In the event that any successor refuses to assume the obligations hereunder, the Company as hereinbefore defined shall remain fully responsible for all obligations hereunder.

(d)  Survival. The respective rights and obligations of the parties hereunder shall survive any termination of Employee’s employment or other service and the termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

(e)  Amendment or Waiver. No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by Employee and an authorized officer of the Company. Except as set forth herein, no delay or omission to exercise any right, power or remedy accruing to any party shall impair any such right, power or remedy or shall be construed to be a waiver of or an acquiescence to any breach hereof. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by Employee or an authorized officer of the Company, as the case may be.

(f)  Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(g)  Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be given by hand delivery, facsimile, telecopy, overnight courier service, or by United States certified or registered mail, return receipt requested. Each such notice, request, demand or other communication shall be effective (i) if delivered by hand or by overnight courier service, when delivered at the address specified in this Section 8(g); (ii) if given by facsimile or telecopy, when such facsimile or telecopy is transmitted to the facsimile or telecopy number specified in this Section 8(g) and confirmation is received if during normal business hours on a business day, and otherwise, on the next business day; and (iii) if given by certified or registered mail, three (3) days after the mailing thereof. Notices shall be addressed to the parties as follows (or at such other address or fax number as either party may from time to time specify in writing by giving notice as provided herein):

If to the Company:	United Fuel & Energy Corporation
1800 Katella Avenue , Suite _____
Anaheim, California, 92863
Attn: Chief Executive Officer
Fax No: ( ) _________________

If to Employee:	William C. Bousema
1800 Katella Avenue, Suite _____
Anaheim, California 92863______
Fax No:_____________________

(h)  Entire Agreement.Except for the Incentive Stock Option Agreement, the Restricted Stock Agreement and the Indemnification Agreement, this Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the parties with respect thereto.

(i)  Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same Agreement. Digitally transmitted signatures shall have the force and effect of original signatures.

(j)  No Conflict of Interest. Employee agrees that, during the Employment Term, he will not knowingly become involved in a conflict between his personal interests and those of Company or any of its affiliates, and, upon discovery thereof, will not willfully allow such conflict of interest to continue. Employee agrees to disclose in writing to the Company facts that could reasonably be expected to involve a material conflict of interest upon Employee’s awareness that such a material conflict exist. The Company and Employee recognizes that it is impossible to provide an exhaustive list of actions or activities that constitute or might constitute a conflict of interest, but recognizes that these actions or activities may include the following:

(i)  ownership of more than a 1% interest in any supplier, contractor, customer, or other person that does business with Company or any of its affiliates;

(ii)  acting in any capacity, including as a director, officer, employee, partner, consultant, or agent, for any supplier, contractor, customer, or other person that does business with Company or any of its affiliates;

(iii)  acceptance, directly or indirectly, of payments, services, or loans (other than entertainment, gifts, or other sales incentives that may be furnished in the ordinary course of business) from a supplier, contractor, customer, or other person that does business with Company or any of its affiliates; and

(iv)  appropriation by Employee or diversion to any other person, directly or indirectly, of any business opportunity in the business of marketing refined petroleum products in which it is known or could reasonably be anticipated that Company or its affiliates would be interested.

(k)  Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in connection with the preparation, execution and performance of this Agreement, including all fees and expenses of agents, representatives, financial advisors, legal counsel and accountants.

(l)  Representation. Employee represents and warrants to the Company, and Employee acknowledges that the Company has relied on such representations and warranties in employing Employee, that neither Employee’s duties as an employee of the Company nor his performance of this Agreement will breach any other agreement to which Employee is a party, including without limitation, any agreement limiting the use or disclosure of any information acquired by Employee prior to his employment by the Company. In the course of performing Employee’s duties for the Company, Employee will not disclose or make use of any information, documents or materials that Employee is under any obligation to any other party to maintain in confidence. In addition, Employee represents and warrants and acknowledges that the Company has relied on such representations and warranties in employing Employee, that (i) he has not entered into, and will not enter into, any agreement, either oral or written, in conflict herewith.

(m)  Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the Parties and no presumption or burden of proof will arise favoring or disfavoring any Party because of the authorship of any provision of this Agreement. Any reference to any federal, state, local, or foreign law will be deemed also to refer to law as amended and all rules and regulations promulgated thereunder, unless the context requires otherwise. The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.” Pronouns in masculine, feminine, and neuter genders will be construed to include any other gender, and words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The Parties intend that each representation, warranty, and covenant contained herein will have independent significance. If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached will not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(n)  Electronic Signatures. Delivery of a copy of this Agreement bearing an original signature by facsimile transmission (whether directly from one facsimile device to another by means of a dial-up connection or whether mediated by the worldwide web), by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature. “Originally signed” or “original signature” means or refers to a signature that has not been mechanically or electronically reproduced.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

UNITED FUEL & ENERGY CORPORATION

By:	/s/ Frank P. Greinke
Frank P. Greinke
President and Chief Executive Officer

EMPLOYEE

/s/ William C. Bousema
WILLIAM C. BOUSEMA